Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

ANAREN, INC.

_________________________________________

Under Section 807 of the Business
Corporation Law of the State of New York

__________________________________________

I, the undersigned, being the Chief Executive Officer of Anaren, Inc., a corporation organized and existing under the laws of the State of New York (the “Corporation”) do hereby certify:

(1)	The name of the Corporation is “Anaren, Inc.”

(2)	The original Certificate of Incorporation of the Corporation (originally formed as Micronetics, Inc.) was filed with the Secretary of State of New York on August 11, 1967.

(3)	This Restated Certificate of Incorporation was authorized by a vote of the Board of Directors of the Corporation.

(4)	The text of the Certificate of Incorporation is hereby restated without amendment or change to read as herein set forth in full:

FIRST. The name of the corporation shall be Anaren, Inc. (hereinafter sometimes called the “Corporation”).

SECOND. The purposes for which it is formed are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

It is hereby expressly provided that the foregoing shall not be held to limit or restrict in any manner the powers of this Corporation, and that this Corporation may do all and everything necessary, suitable and appropriate for the exercise of any of its general powers.

THIRD. The office of the Corporation in the State of New York shall be located in the County of Onondaga.

FOURTH. The aggregate number of shares which the Corporation shall have authority to issue is 1000 shares of Common Stock, each share having a par value of $0.01. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

FIFTH. The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom any process may in any action or proceeding against it be served. The post office address to which the Secretary of State shall mail a copy of any process in any action or proceeding against the Corporation which may be served upon it is: 194 Washington Avenue, Suite 310, Albany, New York 12210; Attention: National Corporate Research, Ltd.

SIXTH. The corporation designated National Corporate Research, Ltd., at 194 Washington Avenue, Suite 310, Albany, New York 12210, as its registered agent upon whom process against it may be served within the State of New York.

SEVENTH. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the shareholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Business Corporation Law, this Certificate of Incorporation, and any By-Laws adopted by the shareholders; provided, however, that no By-Laws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

(5) Any member of the Board of Directors may be removed, with or without cause, at any time prior to the expiration of his term by a majority vote of the outstanding shares.

EIGHTH. The personal liability of directors to the Corporation or its shareholders is hereby eliminated for damages for any breach of duty in such capacity, except with respect to: (1) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law, or (2) the liability of any director for any act or omission prior to the adoption of any provision authorized by Section 402(b) of the Business Corporation Law. Any repeal or modification of this Paragraph EIGHTH by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed this 18th day of February, 2014.

ANAREN, INC.

By:	/s/ Lawrence A. Sala
Name: Lawrence A. Sala
Title: President and Chief Executive Officer